Exhibit 8.1

March 7, 2025

First Horizon Corporation,

165 Madison Avenue,

Memphis, Tennessee 38103

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 principal amount of your 5.514% Fixed Rate / Floating Rate Senior Notes due 2031, pursuant to the Prospectus Supplement, dated March 4, 2025 (“Prospectus Supplement”), filed pursuant to Rule 424(b)(2) under the Act. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “United States Taxation” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to your Current Report on Form 8-K, filed on the date hereof, and to the reference to us under the heading “United States Taxation” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP